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                                                                      EXHIBIT 11


                       NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (unaudited, in thousands, except per share data)


                                                           Three Months Ended March 31,
                                                           ----------------------------
                                                                1997         1996
                                                              -------      -------
Average number of common shares outstanding                     6,898

Proforma shares outstanding                                        --        4,230

Common equivalent shares outstanding:                              --           --
                                                              -------      -------
     Stock options

Total common and common equivalent shares outstanding           6,898        4,230
                                                              =======      =======

Net income (loss) before income taxes from Reorganization
     of partnership                                           $  (730)     $   501
                                                              =======      =======

Net income (loss) as adjusted                                 $(6,173)
                                                              =======

Loss per share                                                $ (0.11)
                                                              =======

Loss per share as adjusted                                    $ (0.89)
                                                              =======

Proforma earnings per share                                                $  0.12
                                                                           =======




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